Exhibit 10.16.2

SECOND AMENDMENT TO OFFICE LEASE

This Second Amendment to Office Lease (this “Second Amendment”) is made and entered into by and between EOS ACQUISITION I, LLC, a Delaware limited liability company (“Landlord”) and successor-in-interest to Parkside Salt Lake Corporation, a Delaware corporation (“Original Landlord”), and ESCHELON TELECOM, INC., a Delaware corporation f/k/a Advanced Telecommunications, Inc. (the “Tenant”), effective on and as of the date on which Landlord executes this Second Amendment, as set forth on the signature page hereto (the “Effective Date”).

WITNESSETH

WHEREAS, Landlord (or its predecessor-in-interest) and Tenant entered into that certain Office Lease dated December 28, 1999 (the “Original Lease”), as subsequently amended by that certain Amendment to Lease dated April 28, 2005 (the “First Amendment”) (the Original Lease, as amended by the First Amendment, being hereinafter collectively referred to as the “Lease”) pursuant to which Landlord leases to Tenant certain premises containing approximately 18,669 square feet of Rentable Area designated as Suites 110, 280 and 380 in the building commonly known as the Parkside Tower Building (the “Building”) having an address of 215 South State Street, Salt Lake City, Utah (the “Existing Premises”); and

WHEREAS, Landlord and Tenant desire to further expand the size of the Premises and amend certain terms and provisions of the Lease, all as more particularly provided hereinbelow;

NOW, THEREFORE, pursuant to the foregoing, and in consideration of the mutual covenants and agreements contained in the Lease and herein, the Lease is hereby modified and amended as set out below:

1. Defined Terms. All capitalized terms used herein shall have the same meaning as defined in the Lease, unless otherwise defined in this Second Amendment.

2. Expansion of Premises. Effective on and as of the date (the “Second Expansion Commencement Date”) which is the earlier of (i) the date that the Second Expansion Improvements are Substantially Completed, or (ii) the date the Second Expansion Improvements would have been Substantially Completed except for Tenant Delays, or (iii) the date that Tenant, or any person occupying any of the Second Expansion Premises with Tenant’s permission, commences business operations from any portion of the Second Expansion Premises, or (iv) October 1, 2006, and continuing through the expiration of the term of the Lease (currently scheduled to expire on July 14, 2012), the Premises shall be expanded to include (i) an additional approximately 1,000 square feet of Rentable Area to be added to the portion of the Premises designated as Suite 100 in the Building and more fully shown and described on the floor plan attached hereto as Exhibit A and made a part hereof for all purposes (the “Suite 110 Expansion Space”), and (ii) an additional approximately 2,400 square feet of Rentable Area, designated as Suite 101 in the Building, and more fully shown and described on the floor plan attached hereto as Exhibit B and made a part hereof for all purposes (the “Suite 101 Expansion Space”) (the Suite 110 Expansion Space and the Suite 101 Expansion Space being collectively sometimes referred to herein as the “Second Expansion Premises”). Landlord and Tenant hereby acknowledge and agree that, commencing on the Second Expansion Commencement Date and continuing throughout the remainder of the term of the Lease, the Premises (inclusive of the Existing Premises and the Second Expansion Premises) shall be deemed to consist of approximately 22,069 square feet of Rentable Area in the Building. As used in this Paragraph 2’ the terms “Second Expansion Improvements” and “Substantial Completion” or “Substantially Completed” and “Tenant Delay” are defined in the attached Exhibit C Work Letter. Upon the occurrence of the Second Expansion Commencement Date, Landlord and Tenant agree to execute a written confirmation of the actual date corresponding to the Second Expansion Commencement Date.

Landlord and Tenant understand and agree that the expansion of the Premises to include the Suite 110 Expansion Space satisfies the expansion option granted to Tenant in Paragraph 8 of the First Amendment, and, accordingly, Paragraph 8 of the First Amendment is hereby deleted in its entirety and is of no further force or effect.

3. Basic Annual Rent. Effective on and as of the Second Expansion Commencement Date (“SECD”) and continuing through the remainder of the existing term of the Lease (scheduled to expire on July 14, 2012), the Basic Annual Rent payable with respect to the Suite 110 Expansion Space and the Suite 101 Expansion Space shall be as follows (it being understood and agreed that the Basic Annual Rent payable with respect to the Existing Premises shall remain as set forth in Paragraph 4 of the First Amendment):

Suite Number (or space)	Total Rentable Square Feet	Period	Annual Base Rent per Square Foot	Monthly Base Rent	Annual Base Rent

Suite 110 Expansion Space	1,000	SECD-7/14/07	$12.88	$1,073.33	$12,880.00
		07/15/07-07/14/08	$13.27	$1,105.83	$13,270.00
		07/15/08-07/14/09	$13.67	$1,139.17	$13,670.00
		07/15/09-07/14/10	$14.08	$1,173.33	$14,080.00
		07/15/10-07/14/11	$14.50	$1,208.33	$14,500.00
		07/15/11-07/14/12	$14.94	$1,245.00	$14,940.00

Suite 101 Expansion Space	2,400	SECD-09/30/07	$23.00	$4,600.00	$55,200.00
		10/01/07-09/30/08	$23.69	$4,738.00	$56,856.00
		10/01/08-09/30/09	$24.40	$4,880.00	$58,560.00
		10/01/09-09/31/10	$25.13	$5,026.00	$60,312.00
		10/01/10-09/30/11	$25.88	$5,176.00	$62,112.00
		10/01/11-07/14/12	$26.66	$5,332.00	$63,984.00

4. Additional Rent. Effective on and as of the Second Expansion Commencement Date, Tenant’s Percentage, to be used in calculating Tenant’s Share of Direct Expenses payable as Additional Rent in accordance with the provisions of Section 3 of the Lease (as heretofore amended), shall be amended and shall be equal to 11.6084% (22,069 rsf/190,112 rsf).

5. Parking. Notwithstanding anything in the Lease to the contrary, commencing on the Second Extension Commencement Date and continuing thereafter through the expiration of the Extension Period, Tenant shall have the right to use four (4) covered reserved parking spaces at a rate of $85.00 per space per month in locations designated by Landlord, twenty-six (26) covered unreserved parking spaces at a rate of $65.00 per space per month in locations designated by Landlord, fifteen (15) unreserved spaces on the surface lot adjacent to the Building at a rate of $18.00 per space per month, and one (1) reserved space in the Building contractor lot at no charge to Tenant.

6. Condition of the Premises. Tenant is currently in possession of the Existing Premises and Tenant agrees to accept the Existing Premises and the Second Expansion Premises in their existing “AS-IS”, “WHERE-AS” and “WITH ALL FAULTS” condition throughout the expiration of the Extension Period and Landlord shall have no obligations whatsoever to perform any improvements or refurbishments thereto throughout the remainder of the Extension Period; provided, however, notwithstanding the foregoing to the contrary, (i) Landlord agrees, at its sole cost and expense, to perform the Suite 110 Expansion Improvement (as defined in Exhibit “C” attached hereto) in the Suite 110 Expansion Space, and (ii) subject to the terms of Exhibit “C” attached hereto, Landlord agrees to provide Tenant with an improvement allowance of up to Thirty-Nine Thousand Two Hundred Twenty and No/100 Dollars ($49,025.00) (the “Second Expansion Allowance”) to be applied to the cost of performing the Suite 101 Expansion

Improvements (as said term is defined on Exhibit “C” attached hereto) in the Suite 101 Expansion Space in accordance with and subject to the terms of said Exhibit “C”.

7. Termination of Cancellation Option. Landlord and Tenant hereby agree that cancellation option set forth in Paragraph 9 of the First Amendment is hereby terminated, deleted in its entirety and is of no further force or effect.

8. Broker. Tenant warrants that it has had no dealings with any broker or agent other than CB Richard Ellis, Inc. (“Broker”) in connection with the negotiation or execution of this Second Amendment, and Tenant agrees to indemnify Landlord and hold Landlord harmless from and against any and all costs, expenses or liability for commissions or other compensations or charges claimed by any broker or agent, other than Broker, with respect to this Second Amendment or the transactions evidenced hereby.

9. Miscellaneous. With the exception of those terms and conditions specifically modified and amended herein, the herein referenced Lease shall remain in full force and effect in accordance with all its terms and conditions. In the event of any conflict between the terms and provisions of this Second Amendment and the terms and provisions of the Lease, the terms and provisions of this Second Amendment shall supersede and control.

10. Counterparts/Facsimile Signatures. This Second Amendment may be executed in any number of counterparts, each of which shall be deemed an original, and all of such counterparts shall constitute one agreement. To facilitate execution of this Second Amendment, the parties may execute and exchange facsimile counterparts of the signature pages and facsimile counterparts shall serve as originals.

[SIGNATURE PAGE TO FOLLOW]

SIGNATURE PAGE OF SECOND AMENDMENT TO OFFICE LEASE
BY AND BETWEEN
EOS ACQUISITION I, LLC, AS LANDLORD
AND
ESCHELON TELECOM, INC., AS TENANT

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment on the respective dates set forth below to be effective for all purposes, however, as of the Effective Date set forth above.

LANDLORD:

EOS ACQUISITION I, LLC, a Delaware limited liability company

By:	KBS Realty Advisors, LLC,
a Delaware limited liability company as agent

	By:	/s/ David L. Kray
David L. Kray, Senior Vice President

	Date:	10/5/, 2006

TENANT:

ESCHELON TELECOM, INC., a Delaware corporation

By:	/s/ Michael A Dorchin
Name:	Michael A Dorchin
Title:	VP Finance & Treasurer

Date:	9/29, 2006

EXHIBIT A

FLOOR PLAN OF THE SUITE 110 EXPANSION SPACE

[ATTACHED]

A-1

EXHIBIT B

FLOOR PLAN OF THE SUITE 101 EXPANSION SPACE

[ATTACHED]

B-1

EXHIBIT C

WORK LETTER

THIS WORK LETTER is attached as Exhibit C to the Second Amendment to Office Lease between EOS ACQUISITION I, LLC, a Delaware limited liability company, as Landlord, and ESCHELON TELECOM, INC., a Delaware corporation, as Tenant, and constitutes the further agreement between Landlord and Tenant as follows:

(a)           Second Expansion Improvements.

                (i)            Landlord agrees to furnish or perform, at Landlord’s sole cost and expense, those items of construction and those improvements to the Suite 110 Expansion Space described and depicted on the plans attached as Schedule 1 to this Exhibit C (the “Suite 110 Expansion Improvements”).

                (ii)           Landlord, at Tenant’s sole cost and expense, agrees to furnish or perform those items of construction and those improvements to the Suite 101 Expansion Space (the “Suite 101 Expansion Improvements”) specified in the Final Plans to be agreed to by Landlord and Tenant as set forth in Paragraph (b) below; provided, however, Landlord shall pay for the cost of such Suite 101 Expansion Improvements up to the extent of Second Expansion Allowance as set forth in Paragraph (e) below.

                (iii)          The Suite 110 Expansion Improvements and the Suite 101 Expansion Improvements are hereinafter sometimes referred collectively as the “Second Expansion Improvements”.

(b)           Space Planner.  Landlord has retained a space planner (the “Space Planner”) to prepare certain plans, drawings and specifications (the “Temporary Plans”) for the construction of Suite 101 Expansion Improvements to be installed in the Suite 101 Expansion Space by a general contractor selected by Landlord pursuant to this Work Letter. Tenant shall deliver to Space Planner within ten (10) days after the execution of this Second Amendment all necessary information required by the Space Planner to complete the Temporary Plans. Tenant shall have five (5) business days after its receipt of the proposed Temporary Plans to review the same and notify Landlord in writing of any comments or required changes, or to otherwise give its approval or disapproval of such proposed Temporary Plans. If Tenant fails to give written comments to or approve the Temporary Plans within such five (5) business day period, then Tenant shall be deemed to have approved the Temporary Plans as submitted. Landlord shall have five (5) business days following its receipt of Tenant’s comments and objections to redraw the proposed Temporary Plans in compliance with Tenant’s request and to resubmit the same for Tenant’s final review and approval or comment within five (5) business days of Tenant’s receipt of such revised plans. Such process shall be repeated twice and if at such time final approval by Tenant of the proposed Temporary Plans has not been obtained, then Landlord shall complete such Temporary Plans, at Tenant’s sole cost and expense, and it shall be deemed that Tenant has approved the Temporary Plans. Once Tenant has approved or has been deemed to have approved the Temporary Plans, then the approved (or deemed approved) Temporary Plans shall be thereafter known as the “Final Plans”. The Final Plans shall include the complete and final layout, plans and specifications for the Suite 101 Expansion Space showing all doors, light fixtures, electrical outlets, telephone outlets, wall coverings, plumbing improvements (if any), data systems wiring, floor coverings, wall coverings, painting, any other improvements to the Suite 101 Expansion Space beyond the shell and core improvements provided by Landlord and any demolition of existing improvements in the Suite 101 Expansion Space. The improvements shown in the Final Plans shall (i) utilize Landlord’s building standard materials and methods of construction, (ii) be compatible with the shell and core improvements and the design, construction and equipment of the Suite 101 Expansion Space, and (iii) comply with all applicable laws, rules, regulations, codes and ordinances.

(c)           Bids.  As soon as practicable following the approval of the Final Plans, Landlord shall (i) obtain a written non-binding itemized estimate of the costs of all Suite 101 Expansion Improvements shown in the Final Plans as prepared by a general contractor selected by Landlord, and (ii) if required by applicable law, codes or ordinances, submit the Final Plans to the appropriate governmental agency for the issuance of a building permit or other required governmental approvals prerequisite to commencement of construction of such Suite 101 Expansion Improvements (“Permits”). Tenant acknowledges that any cost estimates are prepared by the general contractor and Landlord shall not be liable to Tenant for any inaccuracy in any such estimate. Within five (5) business days after receipt of the written non-binding cost estimate prepared by the general contractor, Tenant shall either (A) give its written approval thereof and authorization to proceed with construction or (B) immediately request the Space Planner to modify or revise the Plans in any manner desired by Tenant to decrease the cost of the Suite 101 Expansion Improvements. If Tenant is silent during such five (5) business day period, then Tenant shall be deemed to have approved such non-binding cost estimate as set forth in Clause (A) above. If the Final Plans are revised pursuant to Clause (B) above, then Landlord shall request that the general contractor provide a revised cost estimate to Tenant based upon the revisions to the Final Plans. Such modifications and revisions shall be subject to Landlord’s reasonable approval and shall be in accordance with the standards set forth in Paragraph (b) of this Work Letter. Within ten (10) business days after receipt of the general contractor’s original written cost estimate and the description, if any, of any Tenant Delay, Tenant shall give its final approval of the Final Plans to Landlord which shall constitute authorization to commence the construction of the Suite 101 Expansion Improvements in accordance with the Final Plans, as modified or revised. Tenant shall signify its final approval by signing a copy of each sheet or page of the Final Plans and delivering such signed copy to Landlord.

(d)           Construction.  Landlord shall commence construction of the Suite 101 Expansion Improvements within ten (10) days following the later of (i) the approval of the Final Plans, or (ii) Landlord’s receipt of any necessary Permits. Landlord shall diligently pursue completion of construction of the Suite 101 Expansion Improvements and use its commercially reasonable efforts to complete construction of the Suite 101 Expansion Improvements as soon as reasonably practicable. Notwithstanding anything in this Second Amendment or in this Work Letter to the contrary, Second Expansion Allowance, as specified in Paragraph 6 of this Second Amendment, shall be used only for the construction of the Suite 101 Expansion Improvements, and if construction of the Suite 101 Expansion Improvements is not completed within three (3) months following the Effective Date of this Second Amendment (“Construction Termination Date”), then Landlord’s obligation to provide the Second Expansion Allowance, as specified in

Paragraph 6 of this Second Amendment, shall terminate and become null and void, and Tenant shall be deemed to have waived its rights in and to said Second Expansion Allowance.

(e)           Second Expansion Allowance.  Subject to the terms and provisions of this Work Letter, Landlord shall pay the cost of the Suite 101 Expansion Improvements (“Work”) up to the amount of the Second Expansion Allowance. If the amount of the lowest qualified bid to perform the Work exceeds the Second Expansion Allowance, Tenant shall bear the cost of such excess and shall pay the estimated cost of such excess to Landlord prior to commencement of construction of such Suite 101 Expansion Improvements and a final adjusting payment based upon the actual costs of the Suite 101 Expansion Improvements shall be made when the Second Expansion Improvements are completed. If the cost of the Work is less than such amount, then Tenant shall not receive any credit whatsoever for the difference between the actual cost of the Work and Second Expansion Allowance. All remaining amounts due to Landlord shall be paid upon the earlier of Substantial Completion of the Suite 101 Expansion Improvements or presentation of a written statement of the sums due, which statement may be an estimate of the cost of any component of the Work. The cost of the permits, working drawings, hard construction costs, mechanical and electrical planning, fees, permits, general contract overhead, and a coordination fee payable to Landlord equal to five percent (5%) of the actual costs of construction and such costs or permits, fees, planning and contractor overhead shall be payable out of the Second Expansion Allowance and shall be included in the cost of the Work. The cost of the Work shall not include any other fees payable to Landlord.

(f)            Change Order.  If Tenant shall desire any changes to the Final Plans, Tenant shall so advise Landlord in writing and Landlord shall determine whether such changes can be made in a reasonable and feasible manner. Any and all costs of reviewing any requested changes, and any and all costs of making any changes to the Suite 101 Expansion Improvements which Tenant may request and which Landlord may agree to shall be at Tenant’s sole cost and expense and shall be paid to Landlord upon demand and before execution of the change order. In no event shall Landlord be obligated to perform any Suite 101 Expansion Improvements which would extend the construction period past the Construction Termination Date, unless such extension was mutually agreed to in writing by Landlord and Tenant prior to the commencement of said construction. If Landlord approves Tenant’s requested change, addition, or alteration, the Space Planner, at Tenant’s sole cost and expense, shall complete all working drawings necessary to show the change, addition or alteration being requested by Tenant.

(g)           Substantial Completion.  “Substantial Completion” of construction of the Second Expansion Improvements shall be defined as the date upon which the Space Planner or other consultant engaged by Landlord determines that the Second Expansion Improvements have been substantially completed except for Punch List items (defined below), unless the completion of such improvements was delayed due to any Tenant Delay (defined below), in which case the date of Substantial Completion shall be the date such improvements would have been completed, but for the Tenant Delays. The term “Punch List” items shall mean items that constitute minor defects or adjustments which can be completed after occupancy without causing any material interference with Tenant’s use of the Second Expansion Premises. After the completion of the Second Expansion Improvements, Tenant shall, upon demand, execute and deliver to Landlord a letter of acceptance of improvements performed on the Second Expansion Premises. The term “Tenant Delay” shall include, without limitation, any delay in the completion of construction of

Second Expansion Improvements resulting from (i) Tenant’s failure to comply with the provisions of this Work Letter, (ii) any additional time as reasonably determined by Landlord required for ordering, receiving, fabricating and/or installing items or materials or other components of the construction of Second Expansion Improvements, including, without limitation, mill work, (iii) delay in work caused by submission by Tenant of a request for any change order (defined below) following Tenant’s approval of the Final Plans, or for the implementation of any change order, or (iv) any delay by Tenant in timely submitting comments or approvals to the Temporary Plans or Final Plans. The failure of Tenant to take possession of or to occupy the Second Expansion Premises (or any portion thereof) shall not serve to relieve Tenant of obligations arising on the Second Expansion Commencement Date or delay the payment of rent or other sums payable by Tenant under and as set forth in the Lease.

SCHEDULE 1 TO EXHIBIT “C”

DESCRIPTION OF SUITE 110 EXPANSION IMPROVEMENTS

[ATTACHED]

C-1

1ST FLOOR – OPTION A

1/16" = 1'-0"

TECH LAB
20'-3"x13'-0"
WAREHOUSE
859 SQ. FT.
TRAINING
24'-7"x34'-6"
6'-6"
3'-11"
4'-0"
OFFICE
17'-8"x12'-0"
OFFICE
17'-8"x12'-0"

BROKERAGE SERVICES Office Buildings July 21, 2006

CBRE
CB RICHARD ELLIS

CB Richard Ellis
2755 East Cottonwood Parkway
Suite 100
Salt Lake City, UT 84121
T 801 947 3925
F 801 947 3954
scott.wilmarth@cbre.com

Scott Wilmarth
Senior Vice President
Office Buildings/Corporate
Services

Mr. Phil Sparks
Eschelon Telecom, Inc.
7007 SW Cardinal Lane, Suite 135
Portland, OR 97224

RE:         LEASE PROPOSAL FOR ESCHELON TELECOM AT THE PARKSIDE TOWER

Dear Phil:

On behalf of the Parkside office building, we would like to thank you for your patience over the last few months as we have worked through the sale of the building. Eschelon Telecom is a valued tenant of the Parkside Tower and we are excited about the prospect of expanding their presence in the building.

Landlord:	Parkside Salt Lake Corporation

Tenant:	Eschelon Telecom, Inc.

Proposed Premises:

Eschelon Telecom currently occupies Suite 110 (1,150 RSF) on the first floor. This suite will be increased in size by approximately 1,000 RSF. The new total will be 2,150 RSF.
This proposal addresses Eschelon Telecom lease of the remaining balance of the first floor, which consists of approximately 2,400 RSF.

Term:	Five (5) years and eleven (11) months.

Commencement:	October 1, 2006 or upon substantial completion of Tenant Improvements. Fidelity Investments currently leases the space through 8/31/06.

Base Rent:

Suite 110; $12.88 per rentable square foot, Full Service. The lease rate will increase annually by 3% on the anniversary of the Master Lease which is August 31st.

Suite 101; $23.00 per rentable square foot, Full Service. The lease rate will increase 3% annually.

Tenant Improvement
Allowance:	Per the terms of the Master Lease, the Landlord agrees to deliver the expansion of Suite 110 in the same condition as the original premises.

Lease Proposal
July 21, 2006

For Suite 101, the Landlord agrees to provide a Tenant Improvement Allowance equal to $20.00/USF ($25 x 1,961 = $49,025.00).
Cancellation of
Termination Right:	Tenant agrees to cancel any termination right as outlined in existing master lease.

Access:	Shall be 24 hours / 7 days.

Parking:	The Tenant shall have the right to increase their parking allocation by up to six (6) unreserved parking stalls at the then current rate for the building.

A.D.A. Compliance:	All tenant, core and shell improvements shall be in full compliance with the American Disabilities Act and the responsibility of the Landlord.

Representation:	CB Richard Ellis represents the Landlord in this transaction.

If this proposal is of interest to you, we are prepared to continue provide professional space planning and interior design services to assess your physical needs, and help you understand how the building can accommodate your requirements.

This letter/proposal is intended solely as a preliminary expression of general intentions and is to be used for discussion purposes only. The parties intend that neither shall have any contractual obligations to the other with respect to the matters referred herein unless and until a definitive agreement has been fully executed and delivered by the parties. The parties agree that this letter/proposal is not intended to create any agreement or obligation by either party to negotiate a definitive lease/purchase and sale agreement and imposes no duty whatsoever on either party to continue negotiations, including without limitation any obligation to negotiate in good faith or in anyway other than at arm’s length. Prior to delivery of a definitive executed agreement, and without any liability to the other party, either party may (1) propose different terms from those summarized herein, (2) enter into negotiations with other parties and/or (3) unilaterally terminate all negotiations with the other party hereto.

Sincerely,

CB RICHARD ELLIS

/s/ Scott Wilmarth
Scott Wilmarth

Cc:	David Cook
David Kray
Peter Mette
Douglas Rush
Aaron Jones

Lease Proposal
July 21, 2006

ACCEPTED THIS 15th DAY OF August, 2006.

For:	Eschelon Telecom, Inc.
TENANT

By:	/s/ Michael A. Dorchin
Michael A. Dorchin

Its:	VP Finance & Treasurer